 Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of May 12, 2017, by and between ENDRA Life Sciences Inc., a Delaware corporation (the “Company”), and StoryCorp Consulting, a Nevada corporation (“StoryCorp”).

RECITALS

WHEREAS, the Company desires to engage StoryCorp to provide certain finance, accounting and management services with respect to the Company's business; and

WHEREAS, StoryCorp represents that it has considerable knowledge and experience in finance, accounting and management services, and desires to provide those services to the Company, all as more specifically set forth below.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, the parties hereby agree as follows.

1. Consulting Engagement; Term. The Company hereby engages StoryCorp and StoryCorp hereby accepts such engagement by the Company as a consultant and advisor with respect to the matters specifically set forth herein and/or Schedule A attached hereto. The term of this Agreement (the “Term”) shall commence on the date of execution of this Agreement and continue on a monthly basis unless terminated earlier as herein provided.

2. Consulting Services. During the term of the Agreement, StoryCorp shall devote the time necessary from the StoryCorp offices, completing tasks as outlined in Schedule A. StoryCorp represents and warrants to the Company that it is able to provide such services in a professional manner consistent with this type of engagement. The parties understand and further agree that, during the Term of the Agreement, StoryCorp is not restricted from providing similar consulting services to other companies, provided that any such other activities shall not materially interfere with the services required to be provided hereunder.

Company agrees to respond timely by email to activity reports submitted by StoryCorp. In the absence of comments from the Company, StoryCorp assumes that activities are accepted by the Company.

3. Compensation.

(a) In consideration of the consulting services to be rendered as set forth herein, Company shall compensate StoryCorp as follows:

(i) $9,000 in cash; paid monthly on the 15th day of each calendar month, beginning on the first such day following the consummation of the initial public offering of the Company’s common stock (“Common Stock”);

(ii) Upon the date of this Agreement the Company shall grant to David R. Wells or his designee (“Wells”) a stock option award covering a total of 15,000 shares of Common Stock under the Company’s 2016 Omnibus Incentive Plan (the “Plan”) with a per share exercise price equal to offering price to the public for the Company’s initial public offering, exercisable for a 4-year period from such option’s grant date and vesting in twelve equal quarterly installments; and

(iii) On each annual anniversary of the date of this Agreement, the Company shall grant to Wells an additional stock option award covering a total of 15,000 shares of Common Stock under the Plan with a per share exercise price equal to the closing price of the Common Stock on the date of grant, or its Fair Market Value, exercisable for a 4-year period from such option’s grant date and vesting in twelve equal quarterly installments.

(b) If this Agreement is terminated by the Company without Cause and is not due to Wells’ death or Disability, the vested portion of the stock option awards described in this Section 3 will remain exercisable for sixty (60) days, subject to any outer limits contained in the Plan or the applicable Award Agreement, and the unvested portion of such stock option awards will terminate immediately.

(c) If this Agreement is terminated by the Company with Cause, the unvested and vested portion of the stock option awards described in this Section 3 will immediately terminate.

(d) If this Agreement is terminated by the Company without Cause and is not due to Wells’ death or Disability, and is within 12 months following a Change of Control (as defined in the Plan), then all shares subject to the stock option awards described in this Section 3 will vest immediately upon such termination.

Monthly compensation as noted in Section 3(a) is subject to adjustment by both parties based on several factors including transaction volume, complexity, internal staffing and changes in reporting requirements.

4. Termination. This Agreement may be terminated in any one of the following ways:

(a) By the Company With or Without Cause. The Company may, with or without Cause, terminate this Agreement, effective sixty (60) days after written notice is provided to StoryCorp.

(b) By StoryCorp With or Without Cause. StoryCorp may, with or without Cause, terminate this Agreement, effective sixty (60) days after written notice is provided to the Company.

(c) By StoryCorp, Immediate. StoryCorp may terminate this Agreement immediately due to the Company’s non-payment of fees owed to StoryCorp pursuant to this Agreement if any such fees are not paid within seven (7) days after the date such fees are due.

5. Expenses. During the term of the Agreement, the Company shall pay or promptly reimburse StoryCorp for reasonable and necessary travel, lodging, meals, telephone, copying, delivery, and other expenses paid or incurred by StoryCorp in connection with the direct performance of its services, activities and responsibilities under this Agreement, upon presentation of documented expenses, statements, or other evidences of expenses provided. Any individual expense incurred in excess of $1,000 requires pre-approval of the Company by email.

6. Representations and Warranties of the Company.

(a) The Company hereby represents and warrants that it has full power and legal right and authority to execute, deliver, and perform under this Agreement, and that the officer(s) executing this Agreement on behalf of the Company has full power of authority to do so.

(b) The Company hereby represents and warrants that this Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered by the Company and is enforceable against the Company in accordance with its terms, subject only to the applicable bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally and to principles of equity.

(c) The Company hereby covenants and agrees to indemnify and hold harmless StoryCorp from and against and in respect of: (i) any and all losses and damages resulting from any misrepresentations or breaches of any warranty, covenant or agreement by the Company made or contained in this Agreement, and (ii) any and all actions, suit, proceedings, claims, demands, judgments, costs and expenses, including attorney's fees, incident to the foregoing.

7. Representations, Warranties and Covenants of StoryCorp.

(a) StoryCorp hereby represents and warrants that it has full power and legal right and authority to execute, deliver, and perform under this Agreement.

(b) StoryCorp hereby covenants and agrees to indemnify and hold harmless the Company from and against and in respect of: (i) any and all losses and damages resulting from any misrepresentation or breach of any warranty, covenant or agreement by StoryCorp made or contained in this Agreement, and (ii) any and all actions, suit, proceedings, claims, demands, judgments, costs and expenses, including attorney’s fees, incident to the foregoing.

(c) StoryCorp acknowledges that it has signed a non-disclosure agreement with the Company and such non-disclosure agreement shall remain in full force and effect not withstanding the parties’ entry into this Agreement or Section 10 hereof.

8. Independent Contractor Status.

It is expressly understood and agreed that this is a consulting services agreement only and does not constitute an employer/employee relationship. Accordingly, StoryCorp agrees that StoryCorp shall be solely responsible for the payment of its own taxes or sums due to the federal, state or local governments, office overhead, workers compensation, fringe benefits, pension contributions and other expenses. StoryCorp is an independent contractor and the Company shall have no right to control the activities of StoryCorp other than to require StoryCorp to provide its consulting services in a professional manner pursuant to the terms and conditions of this Agreement. StoryCorp shall have no authority to bind the Company except as provided for by Company in writing.

9. Miscellaneous Provisions.

(a) Notices. Any notice, request, demand or other communications required or permitted pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if delivered in person or by courier or other overnight carrier, by facsimile transmission or by certified or registered mail, postage prepaid and return receipt requested, to each party hereto at the address indicated below or at any other address as may be designated from time to time by written notice to each party. Such notice shall be deemed given upon delivery.

If to StoryCorp:	StoryCorp Consulting
5042 Wilshire Blvd #41012
Los Angeles CA 90036
Fax (866) 212-6489

If to the Company:	ENDRA Life Sciences Inc.
3600 Green Court, Suite 350
Ann Arbor, MI, 48105

(b) Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to such terms in the Plan.

10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior written or oral agreements, commitments or understandings with respect to the matters provided for herein, including that certain Consulting Agreement dated July 23, 2014 by and between the Company and StoryCorp, and no modification shall be binding unless set forth in writing and duly executed by each party hereto.

11. Binding Effects. This Agreement shall be binding upon and inure to the benefit of the parties hereto their respective heirs, executors, administrators and successors, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

12. Headings. The headings or captions of this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or scope of this Agreement or the intent of any provisions hereof.

13. Identification. Whenever required by the context of this Agreement, the singular number shall include the plural, and the word “person” or “party" shall include a corporation, limited liability company, firm, partnership, or other form of association.

14. Waiver. The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not be deemed a continuing waiver or a waiver of any subsequent breach of that or any other provision of this Agreement.

15. Arbitration. In the event of any dispute between the parties which arises under this Agreement, such dispute shall be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association (or a similar organization) in effect at the time such arbitration is initiated. A list of arbitrators shall be presented to the claimant and respondent from which one will be chosen using the applicable rules. The hearing shall be conducted in the City of Los Angeles, California, unless both parties consent to a different location. The decision of the arbitrator shall be final and binding upon all parties.

The prevailing party shall be awarded all of the filing fees and related administrative costs. Administrative and other costs of enforcing an arbitration award, including the costs of subpoenas, depositions, transcripts and the like, witness fees, payment of reasonable attorney's fees, and similar costs related to collecting an arbitrator's award, will be added to, and become a part of, the amount due pursuant to this Agreement. Any questions involving contract interpretation shall use the laws of state of the venue as described above. An arbitrator's decision may be entered in any jurisdiction in which the party has assets in order to collect any amounts due hereunder.

16. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, which shall each be considered an original.

17. Severability. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties hereto can be carried out.

18. Construction. Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing the same shall not be apply a presumption that the terms hereof shall be more strictly construed or strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation hereof.

19. Recitals. The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made a part of this Agreement.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California (irrespective of its choice of law principles). Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, California, in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over such party may be effected by service of process by registered or certified mail addressed as provided in Section 9(a) of this Agreement, and that when so made shall be as if served upon such party personally within the State of California.

ENDRA Life Sciences, Inc.	StoryCorp Consulting

By: /s/ Francois Michelon	By: /s/ David R. Wells

Name: Francois Michelon	Name: David R. Wells

Title: Chief Executive Officer	Title: Chief Executive Officer

Date:May 12, 2017	Date: May 12, 2017